Exhibit 10.3

[Theravance Biopharma Ireland Letterhead]

13 December 2019

STRICTLY PRIVATE & CONFIDENTIAL

Aine Miller, PhD

Re:  Offer of Employment

Dear Dr. Miller:

On behalf of Theravance Biopharma Ireland Limited (the “Company”) I am pleased to offer you employment in the position of Vice President, Regulatory Affairs with the anticipated start date of 10 February 2020.

It is a condition of this offer that:

(a)	your references are satisfactory to the Company;
(b)	you supply certification to prove that your qualifications and prior work experience are accurately stated in your application;
(c)	you supply proof of your car insurance coverage and your driver’s licence; and
(d)	you are free from any obligations owed to a third party which might prevent you from starting work on the date mentioned above or from properly performing the duties of your position.

If you are in any doubt about any of the foregoing, you may wish to talk to Human Resources in order to clarify the matter.

Please note that if you accept this offer of employment, you will be employed by the Company under the terms and conditions outlined in the enclosed contract of employment.

If you wish to accept this offer, please sign and return the attached employment contract to me by hand or email by Thursday, 19 December 2019.

Yours sincerely,

/s/ Ann Brady

Dr. Ann Brady

President, Theravance Biopharma Ireland Limited

[Theravance Biopharma Ireland Footer]

EMPLOYMENT CONTRACT OF INDEFINITE DURATION

Employee Name:	Dr. Aine Miller

Employer Name:	Theravance Biopharma Ireland Limited

Employment Start Date:	10 February 2020

[continued]

TERMS AND CONDITIONS OF EMPLOYMENT

1.	Commencement of Employment
1.1	Your employer is Theravance Biopharma Ireland Limited (the “Company”) having its registered office at Connaught House, 1 Burlington Road, Dublin 4, D04 C5Y6
1.2	Your employment with the Company will begin on 10 February 2020 (the “Commencement Date”).
2.	Probationary Period
2.1	The first six months of your employment will be probationary. Your performance and suitability for continued employment will be reviewed during your probationary period.
2.2

Should the Company be dissatisfied or consider you unsuitable for any reason, your employment may be terminated by the Company on one months’ notice at any time during or at the end of the probationary period. Alternatively, the Company may choose to extend the probationary period for a further period of up to six months on the same terms.

2.3	The Company’s Disciplinary Procedure will not apply to your employment during the probationary period or any extension thereof.
3.	Appointment, Duties and Reporting
3.1

You are employed as Vice President, Regulatory Affairs. A job description for your role is attached at Appendix 1. You may be required to undertake other duties and carry out other such reasonable instructions from time to time as the Company may reasonably require. The Company reserves the right to change your area of work, specific responsibilities and/or reporting line, as the needs of the business require.

3.2

You will report directly to Gary Barrera or such other direct supervisor as the Company may designate from time to time. Your reporting line may change to reflect changes in the Company’s business organisation in which event you will report to such other officer in the Company as may be notified to you from time to time.

3.3	The initial priorities and objectives of the role have been discussed with you. In this role, you shall:
(a)

faithfully and diligently perform such job duties and exercise such powers in relation to the Company and its business, not being inconsistent with the position, as the Company shall from time to time assign to you;

(b)

in the discharge of such duties and in the exercise of such powers, observe and comply with all lawful directions, resolutions, policies, procedures and regulations from time to time made or given by the Company or an Associated Company;

(c)	devote the whole of your time and attention during business hours to the discharge of the duties hereunder and use your best endeavours to promote the interests, welfare and reputation of the Company;
(d)	observe and adhere to all health and safety regulations in force from time to time;

(e)

except to the extent, if any, permitted by the Company’s or an Associated Company’s code of business conduct, not directly or indirectly give or receive gifts, incentives or inducements to or from any person or company in the carrying out of any activity in connection with the Company and/or any Associated Company; and

(f)

not in any way pledge the credit of the Company or expose the Company to any pecuniary liability except so far as you may be authorised from time to time to do so by the Company whether generally or in any particular case.

3.4

Without prejudice to the generality of the foregoing, you acknowledge that you will be expected to perform and carry out all job duties, acts and obligations and to comply with such directions as may be designated by the Company to be reasonably consistent with your position. You acknowledge that during the course of your employment with the Company, it may be necessary to expand or alter your duties within the general scope of your position. Without prejudice to the generality of the provisions of this clause, your key duties and responsibilities shall include those reasonably notified by the Company to you from time to time.

3.5

You warrant that by virtue of entering into this Employment Contract, you will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon you.

3.6

You shall at all times during the continuance of this Employment Contract operate to a high degree of integrity and performance and shall comply with the Company’s and any Associated Company’s code of business conduct and with any other policies or regulations as may apply to the Company from time to time.

3.7	You shall not engage in any activities or do or fail to do anything which would undermine the Company’s trust and confidence in you.
3.8	You shall (without further remuneration) if and for so long as the Company requires:
(a)	carry out the duties of your appointment on behalf of any Associated Company;
(b)	hold any other appointment or office as nominee or representative of Company or any Associated Company; and
(c)	carry out such duties on any such appointment as if they were duties to be performed by you on behalf of the Company.
3.9

You may not during your employment, without the prior written consent of the Company, be in any way, directly or indirectly, actively engaged or concerned in any other business where this is likely to be in conflict with the interests of the Company.

If you are in any doubt as to the application of this clause, you should consult the Company signatory above.

4.	Place of Work
4.1	You will be based at the Company’s business premises currently located at Connaught House, 1 Burlington Road, Dublin 4, D04 C5Y6 or such other place as the Company may reasonably determine.
4.2	The Company reserves the right to relocate and/or establish further operations in Ireland, and you may be required to transfer to another department, subsidiary and/or place of work, without additional compensation.

4.3	You acknowledge and agree to travel within Ireland or abroad as may be required in carrying out your duties.
5.	Hours of Work
5.1

Normal office hours are between 9am and 5.30pm Monday to Friday, which includes a daily rest break of one hour. The Company reserves the right to change your working hours and start/finish times on reasonable notice.

5.2

You may be required to work such additional hours from time to time as may be necessary for the proper performance of your duties as reasonably required by the Company up to an average of 48 hours per week.

5.3	You are not eligible to receive any overtime pay or time off in lieu in respect of any work carried out by you outside of your normal working hours up to 48 hours per week.
6.	Remuneration
6.1

Your base salary will be €290,000 gross per annum (and pro-rata for any lesser period) and will be paid monthly in arrears in equal instalments less statutory and any other agreed deductions. Your monthly net base salary will be deposited electronically to such bank account as you may designate in writing.

6.2

The Company may at its absolute discretion pay you a bonus of up to 30% (thirty percent) in each calendar year subject to such conditions as the Company may in its absolute discretion determine taking into account specific performance targets to be notified to you and a review of your individual performance. In order to be eligible for a bonus entitlement, you must have remained in continuous service through the date that annual bonuses are paid and your bonus will not exceed 100%. You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.

6.3

Any bonus payment shall be purely discretionary and shall not form part of your contractual remuneration under this Employment Contract. If the Company makes a bonus payment to you in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company. The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice. In any event, you shall have no right to a bonus or a time apportioned bonus if your employment terminates for any reason or you are under notice of termination (whether given by your or the Company) at or prior to the date when a bonus might otherwise have been payable.

6.4

Your salary shall be reviewed annually at the Company’s discretion without affecting the other terms of your employment. There is no obligation to award an increase. Your salary will not be reviewed after notice has been given by either party to terminate your employment.

6.5

The Company shall be entitled at any time during your employment, or on termination, to deduct from your remuneration any monies due from you to the Company including but not limited to any outstanding loans, advances, training costs, the cost of repairing any damage or loss to Company property caused by you (and of recovering the same), any sums due under this contract and any other monies owed to the Company for any reason. By signing this contract, you hereby consent to any such deductions being made.

6.6

As the details of your salary and terms and conditions of employment with the Company are personal and confidential to you, it is the Company’s policy that employees are not permitted to discuss the details of the terms and conditions of their employment with other employees excluding your direct manager, members of the Company’s management team and HR.

7.	Access to a Personal Retirement Savings Account
7.1	Employees are provided with access to a Pension Scheme.
8.	Employee Benefits
8.1

You may be eligible for participation in the benefit plans as may be specified in this Employment Contract and such other benefit plans as may be approved in writing by the Company and specifically notified to you from time to time. Participation in such benefit plans shall be subject always to the rules and conditions applicable to each such plan. The Company reserves the right at all times to vary or discontinue any benefit plans in which you may be entitled to participate. The Company shall also have the right to substitute new benefit plans for any plan in which the Company may be eligible to participate. The Company shall be under no obligation to replace any terminated or discontinued benefit plan(s) and/or to provide the same or similar benefits in lieu thereof.

8.2	Any Company benefit plan which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance and the decisions of the insurer.
8.3

All benefits payable or otherwise made available to you under any Company benefit plan(s) in which you may be entitled to participate from time to time shall automatically cease, as shall your eligibility to participate in such plan(s), upon the termination of your employment for any reason whatsoever. In the event of the termination of your employment, the Company shall be under no obligation to replace the terminated or discontinued benefit plan(s) and/or provide the same or similar benefits in lieu thereof.

8.4	The Company will provide the following benefits to you:
(a)

The Company provides VHI Theravance Biopharma Healthcare Plan in respect of yourself, your spouse and dependent children up to 25 years if full time education or otherwise up to 18 years (subject to any statutory tax deductions).

(b)	You shall be entitled to participate in the Theravance Biopharma, Inc. Employee Stock Purchase Plan, subject to the terms and conditions of that plan and the Irish Addendum thereto.
(c)

A Car Allowance amount of €1,000 gross per month. This will be paid monthly as an additional payment in your monthly salary and is subject to statutory deductions. Insurance, maintenance, taxes and registration costs will be borne by you.

8.5

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will be granted an option to purchase 37,500 ordinary shares of Theravance Biopharma, Inc., at a share purchase price equal to the fair market value of one Theravance Biopharma, Inc. ordinary share on the date of grant, which we anticipate will be on or around the first business day of the month following your commencement date. The number of shares subject to the option and the vesting and exercise details of your option grant will be set forth in your option paperwork, but in general your option will vest monthly over the first four years of your employment with a one year “cliff provision” that prevents it from being exercised before the first anniversary of the grant date. The option granted to you will be contingent on your execution of Theravance Biopharma, Inc.’s standard form of option agreement and will be subject to all of the terms and conditions contained in the Theravance Biopharma, Inc. Employee Equity Plan (or other applicable equity incentive plan as directed by the Board of Theravance Biopharma, Inc., in its sole discretion).

8.6

Subject to the approval by the appropriate committee of the Theravance Biopharma, Inc. Board of Directors, you will also be granted a restricted share unit (RSU) award for 18,750 ordinary shares of Theravance Biopharma, Inc. The RSU award will be subject to the terms and conditions applicable to restricted share units awarded under the Company’s applicable Equity Incentive Plan and shall be evidenced by the applicable form of RSU agreement as approved by the committee. The RSU award will vest as follows: 25% of the RSUs will vest on the first Company Vesting Date after the first anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the second anniversary of the grant date; 25% of the shares will vest on the first Company Vesting Date after the third anniversary of your grant date; and 25% of the shares will vest on the first Company Vesting Date after the fourth anniversary of the grant date, provided you remain in continuous service through each such vesting date, and as described in the applicable RSU agreement. A “Company Vesting Date” means February 20, May 20, August 20 or November 20.

8.7	You will be liable for any benefit-in-kind tax that may arises in connection with the provision of employee benefits provided for by the Company.
9.	Expenses
9. 1

All properly vouched and authorised expenses incurred by you on Company business that are directly related to your job functions or to the business of the Company will be reimbursed by the Company in accordance with the Company’s business expense policy in effect from time to time.

I 0.	Holidays
10.1	The Company’s holiday year runs from 1 January to 31 December each year.
10.2

You will be entitled to 25 days of paid holidays, which includes two bank holidays, Christmas Eve and Good Friday in Ireland (in addition to statutory public holidays) and pro rata for any lesser period. You shall give at least two weeks’ notice in writing of any proposed holiday dates and these must be approved by your manager.

10.3

Unused holidays may not be carried forward from one year to the next unless otherwise approved by your manager in writing and, if granted, must be taken within 3 months of the ending of the leave year.

10.4

Upon termination of your employment you will be entitled to salary in lieu of any outstanding holiday entitlement or be required to repay to the Company any salary received in respect of holiday taken in excess of your holiday entitlement and the amount so due will be deducted from your final salary or other termination payment.

10.5

The Company may require you to take any accrued but unused holiday entitlement during the notice period or, if applicable, any such holiday shall be deemed to be taken during the Garden Leave Period (as defined below).

11.	Sickness Absence
11.1

If you are absent from work due to illness, injury accident or any other circumstances, you must notify your manager of the reason for your absence as soon as possible but no later than 10.00 am on the first day of absence. Notification or text message is not acceptable.

11.2

If you are absent from work due to sickness, illness or other medical incapacity, the rules of the Company Sick Leave policy, as amended from time to time and which can be obtained from HR, will apply.

11.3

For any period of absence due to sickness or injury which lasts for three consecutive days or more, a doctor’s certificate stating the reason for absence must be obtained at your own cost and supplied to your manager. Further certificates must be obtained if the absence continues for longer than the period of the original certificate.

11.4

You will be eligible to be paid for up to 90 days of sick leave (less any illness benefits received from the State) in any 12 month period in accordance with the Company’s Sick Leave policy. It is at the discretion of the Company whether any payment is made to employees under its Sick Leave Policy.

11.5

You agree to consent to and attend at a medical examination (at the Company’s expense) by a doctor and/or medical practitioner nominated by the Company should the Company so require. You agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor and/or medical practitioner and its advisers.

12.	Termination with Notice
12.1

You shall be entitled to terminate your employment at any time by giving the Company three months prior notice in writing. The Company may also terminate your employment at any time by also giving three months prior notice in writing.

12.2	Where notice of termination of your employment is given, whether by you or the Company, the Company will have the right to:
(a)	pay you in lieu of notice the amount of your entitlement to basic salary in respect of such notice period; or
(b)

require you to cease performing or exercising during some or all of the remainder of any notice period some or all of the powers, authorities and discretions delegated to you in your employment and/or to cease attending your place of work and/or to cease contact with the Company’s employees and customers in relation to business matters, during such period, any such period to be referred to hereinafter as a “Garden Leave Period”. During a Garden Leave Period, you will remain subject to the provisions of this Employment Contract and to your obligation of fidelity to the Company and you will continue to receive your normal remuneration and benefits.

13.	Termination without Notice

13.l	The Company reserves the right to terminate your employment without prior notice, or with payment in lieu thereof, if at any time you:
(a)

are guilty of any gross misconduct, gross negligence or wilful neglect in the discharge of your duties of your employment or in connection with or affecting the business of the Company and/or any Associated Company;

(b)	are guilty of any material breach or material non-observance or persistent breaches or non-observances of the provisions contained in this Employment Contract;
(c)	commit any serious act of fraud, dishonesty or repeated acts of dishonesty;
(d)

are convicted of any offence other than minor traffic offences for which the non-custodial sentence is imposed or any other offence which in the opinion of the Company does not affect your position with the Company;

(e)	are guilty of any material or repeated breach of any Company policy or procedure; and/or
(f)	any other reason that is sufficient in law to terminate your employment without prior notice.
14.	Grievance and Disciplinary Procedures
14.1	Your attention is drawn to the disciplinary and grievance procedures applicable to your employment, copies of which are available from HR and posted on the intranet.
14.2

Whilst it is Company policy to observe its disciplinary procedure, strict observance of the procedure is not appropriate in all cases. Circumstances may warrant that the procedure is abridged or varied and the Company reserves the right to do so at any time. The disciplinary and grievance procedures do not form part of your contract of employment.

14.3	The Company reserves the right to suspend you at any time with pay pending an investigation or pending the outcome of any disciplinary process (including any disciplinary appeals process).
14.4

The Company reserves the right in case of your infringement of its rules, policies, procedures or terms and conditions to demote, re-deploy and/or suspend you with or without pay. If you are suspended without pay as a disciplinary sanction, the period of suspension will vary in length at the Company’s discretion according to the gravity of the misconduct.

14.5

If you have any grievance relating to your employment you should ideally raise it in the first instance with your manager. All grievances must be dealt with in accordance with the Company Grievance Procedure, a copy of which will be made available to you upon request.

15.	Health and Safety
15.1

You must comply with the health and safety policies of the Company that apply to the Company’s employees and other persons working at the Company’s premises and should familiarise yourself with same on the commencement of your employment.

15.2

You are bound to comply with the duties imposed upon employees by the Safety, Health and Welfare at Work Act 2005 or any substitution thereof or amendment or alteration thereto and the Regulations made or to be made thereunder and in particular with the duty of the Act which requires you to:

(a)	take reasonable care for the health and safety of yourself and of others who may be affected by your acts or omissions at work; and
(b)	with regard any duty imposed on the Company or any other person, to cooperate with it/them insofar as is necessary to enable that duty to be performed or complied with.
16.	Confidential Information
16.1

You must not, without appropriate authority either disclose to any third party or use any trade secrets or confidential information about the Company’s business and/or the Group or that of customers, suppliers or employees, nor may you without appropriate authority make or possess copies of documents or other media on which such information is recorded. You shall continue to honour this obligation after the termination of your employment.

16.2	A non-exhaustive list of examples of information which is confidential information, whether or not the information is marked or treated as confidential, for the purposes of this clause is as follows:
(a)

business methods and confidential financial information (including but not limited to prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets, rebates or other financial information) of the Company and/or the Group;

(b)	lists and particulars of customers, suppliers and employees and their arrangements with the Company and/or the Group and the individual contacts at such suppliers and customers;
(c)	details and terms of the Company’s and any Group Company’s agreements with suppliers and customers;
(d)	confidential details as to the design of the Company’s and any Group Company’s and its and/or their suppliers’ products and inventions or developments relating to future products;
(e)

confidential details of trade and production processes, know how, research and development projects, inventions, formulae and formulations, quality control, product design, technical design or specifications and materials used including the development, creation and/or production of software applications or the Company and/or any Group Company;

(t)

current business activities and future plans of the Company and any Group Company relating to all or any development, production, marketing strategies, publicity or sales including the timing of all such matters;

(g)

information about third parties which the Company and any Group Company is required to keep confidential including but not limited to information about suppliers and customers and their production and delivery capabilities.

16.3	Nothing in this clause prevents you from disclosing information:
(a)	you are authorised by the Company to disclose; or
(b)

has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by you or an authorised disclosure for an unauthorised purpose by you or anyone else employed or engaged by the Company or any Group Company; or

(c)	you are required to disclose by law.
17.	Intellectual Property
17.1

You acknowledge and agree that any Intellectual Property arising from your employment with the Company shall belong to and be the absolute property of the Company and you undertake not to dispute the Company’s ownership of such Intellectual Property.

17.2

You shall provide to the Company full details of all Intellectual Property arising from your employment with the Company. To the extent that the Intellectual Property Rights have not automatically vested in the Company through operation of law (and in accordance with clause 17.1 above), you hereby agree to assign and do hereby expressly assign to the Company all Intellectual Property Rights for their full term throughout the world including without limitation the right to sue for any infringement or threatened infringement of any such Intellectual Property Rights, title or interest whether such infringement or threatened infringement occurs prior to or after the execution of this contract and you waive all moral rights you may have in respect of such Intellectual Property.

17.3

You agree if and whenever required to do so (whether during or after the termination of this contract) at the expense of the Company to do all things necessary, execute such deeds and documents and provide all such assistance as the Company may reasonably require to enable the Company to obtain and maintain the benefit of all Intellectual Property Rights in any part of the world and you acknowledge that you will not be entitled to any further compensation or fees in respect of the performance of your obligations under this clause save as may be provided for by law.

17.4

You irrevocably appoint the Company (or any nominee of the Company) to be your attorney or agent in your name and on your behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of this clause and you agree that a certificate in writing in favour of any third party signed by any duly authorised officer of the Company that any act or thing or deed, document or instrument falls within the authority hereby conferred shall be conclusive evidence that this is the case.

17.5	The obligations of the parties under this clause 17 shall survive the expiry or the termination of this contract for whatever reason.
17.6	In this clause 17 the following expressions have the following meanings:
(a)

“Intellectual Property” means without limitation, patents, inventions, know how, trade secrets and other confidential information, rights in design (registered and unregistered), copyright including copyright works, data, database rights and sui generis rights, rights affording equivalent protection to copyright, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, brand names, certification marks, assumed names and other indicators or origin, and all other industrial or intellectual property developed, discovered, acquired, conceived or made by you in connection with your employment with the Company;

(b)

“Intellectual Property Rights” means present or future rights title and interest and applications for rights title and interest or forms of protection of similar nature or having similar effect in one part of the world, or relating to Intellectual Property and copyright works including (without prejudice to the generality of the foregoing) author certificates, inventor certificates, improvement patents, utility certificates, moral rights, models and certificates of addition and including any divisions, renewals, continuation, extensions or reissues thereof and rights in the nature of unfair competition rights and rights for passing off.

18.	Data Protection
18.1

The Company holds personal information about you which is subject to the General Data Protection Regulation (GDPR) and the associated ancillary local laws. By signing this contract you acknowledge and accept the Company’s processing, both manually and by electronic means, your personal and sensitive personal data for the purposes of the administration and management of your employment and/or the Company’s business (which may include investments in the Company or the sale of the Company or any part thereof).

18.2

In addition, the Company may from time to time require that the personal information is transferred within the Group, outside of the European Economic Area (including to the U.S.) and also to third party service providers as necessary for the purpose of administering your employment entitlements (e.g. Revenue Commissioners, occupational health advisors, payroll providers, benefit providers).

18.3

Your data will be retained for the duration of your employment plus an additional period (typically 7 years but possibly longer where required by law) to address the relevant retention and limitation periods determined by law. The Company will treat all personal/sensitive personal data as confidential and will not use or process it other than for legitimate purposes. The Company will ensure that the information is accurate, kept up to date and not kept for longer than is necessary. You have the right to access your personal data stored by the Company pursuant to the Acts. Measures will also be taken to safeguard against unauthorised or unlawful processing and accidental loss or destruction or damage to the data. You must let the Company know of any material change in your personal data (e.g. address, contact details, next of kin for emergency contact purposes, etc.).

18.4

The Company will process your personal information in accordance with data protection laws and you can consult the Company’s Data Protection Policy for details about how to exercise your rights in respect of your data. The Company relies on you as an employee to comply with all applicable workplace policies and procedures governing the use of Company facilities and the use and disclosure of data, with which you must comply.

19.	Computer Usage, Access to Internet and Email
19.1	It is necessary for the Company to protect its interests by monitoring computer usage and all communications on its private networks (including office telephone networks and email systems). You understand and accept that the Company may legitimately monitor any communications sent or received by you either in the performance of your duties or by way of the Company’s networks and consent to such monitoring for the purposes of:

(a)	Ensuring proper working order of the IT systems;
(b)	Ensuring that employees comply with the Company’s practices and procedures;
(c)	Investigating misconduct;
(d)	Preventing or detecting crime; and
(e)	Investigation or detecting the unauthorized use of the Company’s IT systems.
19.2	For the purpose of this clause:
(a)

“monitoring” means the checking, recording, and reviewing of telephone calls, computer files, records and emails and the undertaking of any other compliance, security or risk analysis checks the Company reasonably considers necessary; and

(b)	“networks” includes the Company’s telephone, voicemail system and the Company’s email, intranet and intranet networks.
19.3

You undertake at all times, to comply with all conditions of use which may from time to time be imposed by the Company with regard to the use of the equipment networks and systems provided by the Company including without limitation the Company’s internet, intranet, social media and email policy. A breach of these policies or any unauthorized use of a Company computer may result in disciplinary action up to and including dismissal. You are advised that where appropriate and available, evidence such as CCTV footage, web-logs, etc. will be used by the Company in the context of internal investigations and/or disciplinary proceedings.

20.	Searches

The Company reserves the right to search employees on entering or leaving the Company’s premises, as well as any package, handbag, motor vehicle or other items which are brought by employees on to the Company’s premises. Should a need for this arise, the reason for the search will be explained to you by your manager or a representative from HR, who will undertake the search in the presence of another member of staff.

21.	Lay-Off and Short Time
21.1

The Company reserves the right to lay you off without pay and/or place you on short time and effect a proportionate reduction in pay, where this is deemed by the Company to be necessary for business reasons.

22.	Changes to your Terms of Employment
22.1	The Company reserves the right to make reasonable changes to the terms and conditions of your employment as the requirements of the business dictates. You will be notified in writing of any change as soon as possible and any material changes will be subject to your prior consent.

23.	Previous Contracts
23.1

This Employment Contract over-rides and supersedes all (if any) previous offers, understandings, representations and/or agreements with the Company concerning the terms and conditions applicable to your employment. You confirm that you are not entering into employment with the Company in reliance upon any representations or warranties not expressly set out in this letter.

24.	Restrictive Covenants
24.1	In this clause 24:

Associated Company: is as defined in clause 27.7.

Board: means the board of directors of the Company (including any committee of the board duly appointed by it).

Capacity: means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Confidential Information: means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or mem01y) which is not in the public domain relating to the business, products, affairs and finances of the Company and/or Associated Company for the time being confidential to the Company and/or Associated Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company and/or Associated Company and/or their customer, business partner and client contacts.

Employment: means your employment by the Company on the terms of this Contract.

Garden Leave: means any period during which the Company has exercised its rights under clause 12.2(b).

Prospective Customer: means any person with whom the Company or any Associated Company is in negotiations or is tendering in relation to the sale/supply of its goods, products, services.

Prospective Supplier: means any person with whom the Company or any Associated Company is in negotiations or is tendering in relation to the sale/supply of its goods, products, services.

Restricted Business: means a biopharmaceutical company involved in the discovery, development and commercialization of products and product candidates in antibiotics and infectious disease, respiratory disease, gastrointestinal disease and/or cardiovascular and renal diseases.

Restricted Customer: means any firm, company or person who, during the 12 months before the Termination Date, was a customer or Prospective Customer of the Company or any Associated Company with whom you had contact in the course of your employment.

Restricted Person: means anyone employed or engaged by the Company or any Associated Company as an executive director, senior manager or in a key technical or commercial role at any time during the 12 month period before the Termination Date who, by means of such employment, is or is likely to be in possession of Confidential Information relating to the Company or any Associated Company and with whom you had dealt, in the 12 months before the Termination Date, in the course of your employment.

Restricted Supplier: means any firm, company or person who, during the 12 months before the Termination Date, was a supplier or Prospective Supplier to the Company or any Associated Company with whom you had contact in the course of your employment.

Termination Date: means the date of termination of your employment with the Company howsoever caused.

Territory: means the island of Ireland, the United Kingdom and the rest of Europe and the USA.

24.2

In order to protect the Confidential Information and business connections of the Company and each Associated Company to which you have had access as a result of the Employment, you covenant with the Company (for itself and as trustee and agent for each Associated Company) that you shall not:

(a)

for 6 months after the Termination Date, solicit or endeavour to entice away from the Company or any Associated Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)

for 6 months after the Termination Date, accept any business from a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(c)

for 6 months after the Termination Date, solicit or endeavour to entice away from the Company or any Associated Company any Restricted Supplier to the Company or any Associated Company with a view to providing goods or services to a Restricted Customer in competition with any Restricted Business;

(d)

for 6 months after the Termination Date, have any dealings with a Restricted Supplier to the Company or an Associated Company with a view to providing goods or services to a Restricted Customer in competition with any Restricted Business;

(e)	for 6 months after the Termination Date, offer to employ or engage or otherwise endeavour to entice away from the Company or any Associated Company any Restricted Person;
(f)

for 6 months after the Termination Date, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(g)	for 6 months after the Termination Date, be involved within the Territory in any Capacity with any business concern whose business is, intends to be or is any way related to, a Restricted Business;
(h)	for 6 months after the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any

Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(i)

at any time after the Termination Date, represent yourself as connected with the Company or any Associated Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with the Company or any Associated Company.

24.3

None of the restrictions in clause 24.2 shall prevent you from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

24.4	The restrictions imposed on you by this clause 24 shall apply to you acting:
(a)	directly or indirectly; and
(b)	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.
24.5	The periods for which the restrictions in clause 24.2 apply shall be reduced by any period that you spend on Garden Leave immediately before the Termination Date.
24.6

If you receive an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the last of the covenants in this clause 24 you shall give the person making the offer a copy of this clause 24 and shall inform the Company of the identity of that person as soon as possible after receiving the offer.

24.7

Each of the restrictions in this clause 24 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, modified or reduced in scope, such restriction shall apply with such deletion, modifications or reductions in scope as may be necessary to make it valid or effective.

24.8

If your employment is transferred to any firm, company, person or entity other than an Associated Company (the “New Employer”) pursuant to the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, you will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 24 protecting the Confidential Information, trade secrets and business connections of the New Employer.

25.	Reconstruction or Amalgamation
25.1

If your employment under this Employment Contract is terminated by reason of the liquidation of the Company for the purpose of reorganisation, reconstruction or amalgamation and you are offered a contract of employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Employment Contract, then you shall have no claim against the Company in respect of the termination of this contract.

26.	Miscellaneous
26.1

You will comply with all such employee policies, procedures, rules and practices as are applicable to your employment with the Company from time to time including those contained in the Company Handbook which will be made available to you.

26.2	Waiver by the Company of any breach of any term of this Employment Contract shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.
26.3

No material or substantial variation or amendment of this Employment Contract or oral promise or commitment relating to it shall be varied unless committed to writing and signed by and on behalf of both parties.

26.4

Any notice required to be given under this Employment Contract shall be given in writing and shall be delivered by hand or sent by recorded delivery post to the address of the addressee contained in this Employment Contract or as notified in writing to the other party as its address for the service of notices.

26.5	The parties acknowledge that this Contract contains the particulars of the Employee’s employment for the purposes of the Terms of Employment (Information) Act, 1994.
26.6	No collective bargaining agreement applies to or covers your employment with the Company.
26.7

The expiration or determination of this Employment Contract howsoever arising shall not affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Employment Contract by the other party.

26.8

This Employment Contract may be executed by the parties hereto on separate counterparts each of which when executed and delivered shall constitute an original, it being the intent that all such counterparts together shall constitute but one and the same instrument.

26.9	This Contract shall in all respects be governed by the laws of Ireland.
27.	Definitions And Interpretations
27.1	The headings and marginal headings to the clauses are for convenience only and have no legal effect.
27.2	The expression the “Company” shall, unless the context otherwise requires, include any person acting on behalf of the Company within her or her proper authority.
27.3

Any reference to any statutory provision, or to any order or regulation shall be construed as a reference to that provision, order or regulation as extended, modified, replaced or re-enacted from time to time (whether before or after the date of this Contract) and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom (whether before or after the date of this Contract).

27.4	Words denoting any gender include all genders and words denoting the singular include the plural and vice versa.
27.5	Words such as “hereunder”, “hereto”, “hereof’ and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Contract and not to any particular clause, paragraph or sub paragraph thereof.

27.6	The expression “person” shall, unless the context otherwise requires, include partnerships, companies and other bodies corporate.
27.7	In this Contract:

“Associated Company” means any undertaking which for the time being is a subsidiary undertaking or joint venture of the Company, a holding undertaking of which the Company is a subsidiary undertaking, or a subsidiary undertaking or joint venture of such holding undertaking, or an undertaking in which any of the foregoing has a participating interest

(the terms “undertaking”, “subsidiary undertaking” and “holding undertaking” each having the meaning given to it in section 275 of the Companies Act 2014, and the terms ‘joint venture” and “participating interest” each having the meaning given to it in Schedule 4 to that Act).

“Group” means the Company and all companies which are from time to time Associated Companies;

“Group Company” means any company within the Group;

Please confirm your acceptance of these terms by signing and returning to me the attached copy of this letter.

Yours sincerely,

/s/ Ann Brady

Dr. Ann Brady

President, Theravance Biopharma Ireland Limited

ACCEPTANCE AND ACKNOWLEDGMENT,

I, the undersigned Dr. Aine Miller, acknowledge receipt of the letter of offer of employment and the Employment Contract of Indefinite Duration, which I have read and understood and which correctly sets out my terms and conditions of employment. I hereby accept the Company’s offer of employment and also the Employment Contract of Indefinite Duration and agree to the terms and conditions set out in those documents.

Signed: /s/ Aine Miller	Date: December 16, 2019

Appendix 1

Job Description

Position, Location and Scope

Theravance is actively recruiting an accomplished Vice President, Regulatory Affairs to serve as a member of the management team reporting to the Company’s Head of Quality, Regulatory and Pharmacovigilance (QRP). The successful candidate will work closely with the Head of QRP and other members of the leadership group to develop and advance Theravance’s regulatory strategy and execute the regulatory vision and roadmap for the Company. This person will have over-arching responsibility for driving the successful regulatory strategy that helps advance both the clinical development of Theravance’s pipeline programs as well as their commercial products. They will be an important external “face” representing the Company with regulatory agencies around the world.

The VP Regulatory Affairs will oversee the development of regulatory strategies for the Company’s compounds consistent with the goals for each development project. Primary responsibilities will include developing a regulatory roadmap for pipeline development compounds. The VP RA will work closely with the Head of QRP to ensure that Theravance Biopharma maintains compliance with internal, Federal, State, International and other regulations governing drug development and marketing. They (and the Regulatory Affairs staff) will serve as the primary contact for the FDA and other regulatory agencies for all company interactions related to clinical trial and marketing applications.

The candidate filling this role will be a proven regulatory leader who has demonstrated success advancing products through the drug development process. The position will ideally be based in Theravance’s South San Francisco or Dublin, Ireland headquarters.

Specific Responsibilities

•	Oversee the Regulatory Affairs function to ensure Theravance compliance with applicable internal standards, FDA and other regulations, and associated requirements for pharmaceutical development
•

Pro-actively drive communications with all regulatory bodies to obtain all necessary IND’s/CTA’s and other regulatory pre-approvals for clinical research, as well as NDA/MAA approvals for Company products on a timely basis

•	Serve as the subject matter expert to US and international regulatory authorities for site inspections, presentations, submissions, and compliance matters
•	Lead the development of regulatory submissions for FDA, EMA and other international agencies
•	Guide the establishment of procedures and processes that ensure document compliance with Regulatory Company guidance/template specifications and data standards
•	Oversee Regulatory Affairs product files to support compliance with all regulatory requirements
•	Lead, train, develop, build and guide the Regulatory Affairs department into a highly functioning team that exemplifies Theravance core values
•

In conjunction with the senior leadership team, ensure that key regulatory and legislative issues are addressed by Theravance that protect the development of the company’s medicines while improving patient access to care.

Position Requirements & Experience

•	BS degree in one of the physical and life sciences such as Chemistry, Biology and Microbiology required; advanced degree and/or professional ce11ification strongly preferred
•	15+ years in the pharmaceutical industry with direct regulatory experience in submissions and FDA interactions for new drugs applications including successful NDA approvals.
•	Experience developing regulatory strategies that involved Prime, Orphan, Priority, Accelerated, Breakthrough, or other abbreviated approaches to application.
•	7+ years of direct RA leadership responsibility
•	Previous success managing patinership relationships
•	Previous small molecule experience that includes strong working knowledge of full CMC, non-clinical and clinical development activities

•	Strong domestic US and European experience successfully interacting with regulatory authorities
•	Expert knowledge of current FDA and EMA laws, rules and relevant guidance documents
•	Demonstrated leader in Regulatory Affairs writing and submission compilation
•	Extensive knowledge and experience with eCTD regulatory filings/ FDA electronic submissions
•	Extensive knowledge of U.S. and International regulations including cGMP, GCP, GLP, ICH guidance documents
•	Strong understanding of Drug Development R&D, manufacturing, laboratory, and Quality Systems
•	Specialized knowledge including:
o	Labelling and promotional material review with OPDP (formerly DDMAC)
o	Experience managing post-marketing CMC changes
o	Experience with US and European pediatric drug development requirements and regulations
o	Experience executing REMS or another extended post approval repotiing or commitment program a plus
o	Experience managing core labeling development and review
o	Orphan Drug experience
o	Good understanding of key functional areas including toxicology, pharmacology, chemistry / manufacturing, clinical research and biometrics

Personal Characteristics & Cultural Fit

•	The candidate should be a highly responsible, self-motivated individual
•	Professional who consistently demonstrates strong moral character and operates with integrity
•	Strong leadership qualities that include defining a clear vision and mission for the Regulatory Affairs team consistent with that of the Company
•	Proven ability to lead, guide, mentor, train and develop a highly functioning Regulatory Affairs team
•	Exceptional leadership qualities that are identifiable and extend across the entire company
•	Strong leadership skills that include a desire for accountability
•	Highly collaborative working style with the ability to influence others
•	Superior work ethic that includes working with an appropriate sense of urgency
•	Entrepreneurial orientation with the ability to effectively operate in a dynamic environment
•	Excellent organizational skills that enable the successful execution of multiple simultaneous projects
•	High energy, enthusiasm and passion around the work that you do each day

[Theravance Biopharma Ireland Letterhead]

Effective Date of Letter – 01 February 2024

STRICTLY PRIVATE & CONFIDENTIAL

Aine Miller, PHD

Re: Your employment contract dated 10 February 2020

Dear Dr. Miller:

I refer to your contract of employment dated 10 February 2020 with Theravance Biopharma Ireland Limited.

The purpose of this letter is to amend this contract to reflect the following:

1.1	You have now been promoted to the role of Senior Vice President, Development and Head of Ireland Office effective from 7 November 2023;
1.2	Your salary has increased from €290,000 gross per annum to €390,000 effective from 1 October 2023 (and to €401,700 gross per annum from 1 February 2024); and
1.3	You were granted a restricted share unit award for 37,500 ordinary shares of Theravance Biopharma, Inc. with a grant date of 7 November 2023 by the compensation committee of Theravance Biopharma, Inc. The RSU award is subject to the terms and conditions applicable to restricted share units awarded under the Company’s applicable Equity Incentive Plan and shall be evidenced by the applicable form of RSU agreement as approved by the committee. The RSU award vests as follows: 25% on November 20, 2024; 6.25% on February 20, 2025; and an additional 6.25% on the final day of each 3-month period thereafter through November 20, 2027, provided that the recipient remains in continuous service through each such date and as described in the applicable RSU agreement. A “Company Vesting Date” means February 20, May 20, August 20 or November 20.
1.4	The Company may at its absolute discretion pay you a bonus of up to 50% (fifty percent) in each calendar year subject to such conditions as the Company may in its absolute discretion determine taking into account specific performance targets to be notified to you and a review of your individual performance. In order to be eligible for a bonus entitlement, you must have remained in continuous service through the date that annual bonuses are paid. You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.

Clauses 3.1, 6.1, 6.2 and 8.6 of your contract are hereby amended accordingly.

Please note this letter is supplemental to your existing terms and conditions of employment contained in your contract of employment and is not intended to replace or substitute same (with the exception of the variations to the above clauses). In all other respects the terms and conditions of your contract of employment are un-amended and continue in full force and effect.

Please acknowledge this change by signing and returning a copy of this letter.

Yours sincerely

Rick E Winningham

Director, Theravance Biopharma Ireland Limited

ACCEPTANCE

I hereby acknowledge and agree to the change to my contract of employment dated 10 February 2020.

Aine Miller

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